Exhibit 99.3

CONSENT TO BE NAMED AS DIRECTOR

The undersigned hereby consents: (i) to being named as a person who has agreed to serve as a director of Orchid Island Capital, Inc. (the “Company”) upon the completion of the initial public offering of common stock described in the Company’s Registration Statement on Form S-11 (as amended or supplemented, the “Registration Statement”); and (ii) to the inclusion of his or her biographical information in the Registration Statement.

/s/ AVA L. PARKER
Ava L. Parker

Dated: October 22, 2012